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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or     6. If Amendment, Date
 Conjeevaram     Srini                        Statement                     Trading Symbol                    of Original
----------------------------------------      (Month/Day/Year)           Halsey Drug Co., Inc (HDG)          (Month/Day/Year)
     (Last)     (First)     (Middle)            3-10-98                  ------------------------------
70 Hereford Road                           ----------------------------  5. Relationship of Reporting     7. Individual or Joint/
----------------------------------------   3. IRS or Social Security          Person to Issuer               Group Filing (Check
             (Street)                         Number of Reporting           (Check all applicable)           Applicable Line)
                                              Person (Voluntary)         X  Director   ___  10% Owner        X Form filed by One
  Bronxville, New York        10708              ###-##-####             ___Officer     X   Other              Reporting Person
--------------------------------------     ----------------------------  (give title below)  (specify below) __Form filed by More
      (City)      (State)      (Zip)                                                                           than One Reporting
                                                                                                               Person
                                                                         General Partner of Galen Partners
                                                                         III, L.P. which together with affiliated
                                                                         entities owns convertible debentures
                                                                         exercisable for approximately fifty
                                                                         percent (50%) of the common stock
                                                                         of Halsey Drug Co., Inc.
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (8/92)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Stock Option                       *        *           Common Stock      10,000      $3.125             D
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Explanation of Responses:

*Date of grant of stock option March 10, 1998; Date Exercisable and Expiration
 Date to be determined.
                                                                                     /s/ SRINI CONJEEVARAM               3/18/1998
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (8/92)
